Exhibit 99.B(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 22, 2010, with respect to the financial statements and financial highlights of the Motley Fool Independence Fund (the “Fund”), a series of The Motley Fool Funds Trust appearing in the October 31, 2010 Annual Report to Shareholders, which is incorporated by reference in this Post-Effective Amendment to the Registration on Form N-1A (the “Registration Statement”).  We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Financial Highlights” in the Prospectus and under the caption “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ Grant Thornton LLP

Boston, Massachusetts
February 28, 2011